EXHIBIT 99.1

October 20, 2005

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2005 was $779,000 or $.25 per diluted share, compared to $1.18 million, or $.37 per diluted share, for the same period last year. The decrease was due to lower net interest income, lower non-interest income and higher non-interest expenses, partially offset by a decrease in the provision for loan losses due to lower charged-off loans. Net income for the first nine months of 2005 was $3.14 million, or $.99 per diluted share, compared to $3.87 million, or $1.22 per diluted share for the first nine months of 2004.

Net interest income was $4.75 million for the third quarter of 2005, a decrease of $263,000 compared to the same quarter last year. Net interest margin decreased to 3.10% for the third quarter of this year from 3.28% for the third quarter of last year. Interest income increased $310,000 to $8.30 million for the third quarter of 2005 from $7.99 million during the same period last year. Unfortunately, total interest expense increased $573,000 to $3.55 million during the third quarter of 2005 from $2.98 million during the same period last year. As the difference in yield between short-term and long-term rates has diminished over the past year, deposit and borrowing costs more closely associated with short-term yields have increased, while residential mortgage and consumer loan pricing associated with middle to long-term yields have remained relatively flat.

The provision for loan losses was $275,000 during the third quarter of 2005, compared to $450,000 during the third quarter of last year. The lower provision for loan losses in the third quarter of 2005 is a result of lower net charge-offs and management’s evaluation of the current portfolio. Net charge-offs were $269,000, or 0.26% (annualized) in the third quarter of 2005, compared to $587,000, or 0.57% (annualized), for the same period of 2004. Non-performing loans at September 30, 2005 increased to 1.99% from 1.48% of total loans at September 30, 2004 due to placing one $5.0 million relationship on non-accrual during September 2005. At September 30, 2005, the relationship was less than 60 days past due; however, management was aware of potential cash flow weaknesses. Year-to-date provision for loan losses decreased to $475,000 during 2005 from $1.35 million in 2004. The percentage of the allowance for loan losses to total loans was .98% at September 30, 2005 and 1.11% at September 30, 2004.

Non-interest income was $2.09 million for the third quarter of 2005, a decrease of 5.7% from the $2.21 million earned in the third quarter of 2004. Non-interest income was $6.30 million for the first nine months of 2005, compared to $7.01 million for the same period in 2004. Non-interest income for the first nine months of 2004 includes $589,000 in realized securities gains, compared to only $20,000 in realized securities gains in the first nine months of 2005. Excluding the securities gains, the primary reasons for the decrease for the quarter and nine months are lower service charge income and ATM network fees. Service charge income decreased 6.9% from the third quarter of last year as customers sought out the Company’s free checking product. In addition, the Company collected less overdraft fees in the third quarter of 2005, compared to the same quarter in 2004. ATM network fees decreased 37.3% from the third quarter of last year as a result of fewer units in operation and higher costs.

Non-interest expense was $5.69 million for the third quarter of 2005, compared to $5.38 million for the third quarter of 2004. Salaries and employee benefits expense increased 11.5% during the third quarter of 2005 due to merit increases and increased benefit costs. Equipment and data processing expense also increased 19.0% during the third quarter of 2005 due to maintenance fees on the Bank’s primary data processing system, which were waived in 2004. In addition, the Company incurred additional professional fees in the third quarter of 2005 related to new 2005 corporate initiatives. For the first nine months of 2005, non-interest expense was $16.49 million, compared to $16.21 million for the same period in 2004.

Annualized performance ratios for the third quarter of 2005 included a return on assets of ..47% and a return on equity of 5.20%, compared to a return on assets of .71% and a return on equity of 8.18% for the third quarter of 2004. Annualized performance ratios for the first nine months of 2005 included a return on assets of .64% and a return on equity of 7.15%, compared to a return on assets of .78% and a return on equity of 9.01% for the same period in 2004.

On September 20, 2005, the Board of Directors declared a dividend of $0.26 per share, payable October 28, 2005 to shareholders of record on September 30, 2005. This is an increase of 4.0% from the third quarter of 2004.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	9/30/2005	9/30/2004
Statements of Income
Interest income	$8,299	$8,168	$7,893	$7,981	$7,989	$24,360	$24,155
Interest expense	3,551	3,271	3,134	3,042	2,978	9,956	8,862

Net interest income	4,748	4,897	4,759	4,939	5,011	14,404	15,293
Provision for loan losses	275	125	75	550	450	475	1,350
Non-interest income	2,085	2,096	2,119	2,234	2,211	6,300	7,007
Non-interest expenses	5,686	5,507	5,299	5,348	5,378	16,492	16,206

Income before income taxes	872	1,361	1,504	1,275	1,394	3,737	4,744
Income taxes	93	223	277	187	219	593	877

Net income	$779	$1,138	$1,227	$1,088	$1,175	$3,144	$3,867

Per Share Data
Basic earnings per share	$0.25	$0.36	$0.39	$0.35	$0.37	$0.99	$1.23
Diluted earnings per share	0.25	0.36	0.39	0.34	0.37	0.99	1.22
Dividends per share	0.26	0.26	0.26	0.25	0.25	0.78	0.75
Book value at quarter end	18.15	18.33	17.93	18.16	18.28	18.15	18.28
Average basic shares outstanding	3,164	3,159	3,159	3,150	3,149	3,161	3,148
Average diluted shares outstanding	3,170	3,166	3,170	3,163	3,163	3,168	3,171

Balance Sheet Items (Quarter End)
Total assets	$654,678	$648,349	$653,371	$645,323	$645,760	$654,678	$645,760
Securities	176,154	180,578	176,667	169,745	173,592	176,154	173,592
Loans	413,869	408,875	400,540	402,839	408,260	413,869	408,260
Allowance for loan losses	4,073	4,067	4,118	4,212	4,544	4,073	4,544
Deposits	448,592	445,770	450,852	452,593	440,686	448,592	440,686
Long-term debt	109,709	110,371	111,026	111,673	112,312	109,709	112,312
Total shareholders’ equity	58,654	59,222	57,850	58,601	58,988	58,654	58,988

Selected Financial Ratios
Return on average assets	0.47%	0.70%	0.76%	0.66%	0.71%	0.64%	0.78%
Return on average equity	5.20	7.85	8.45	7.28	8.18	7.15	9.01
Dividend payout ratio	104.00	72.22	66.67	71.43	67.57	78.79	60.98
Net interest margin	3.10	3.27	3.18	3.24	3.28	3.18	3.32
Average loans to average total assets	62.77	62.17	60.96	61.67	62.62	62.00	61.84
Average equity to average total assets	9.06	8.96	8.95	9.09	8.69	8.99	8.63
Total risk-based capital ratio (at quarter end)	14.94	14.95	15.15	15.06	14.78	14.94	14.78
Non-performing loans to total loans	1.99	0.96	0.71	0.71	1.48	1.99	1.48
Loan loss allowance to total loans	0.98	0.99	1.03	1.05	1.11	0.98	1.11
Loan loss allowance to non-performing loans	49.54	103.78	143.84	146.56	75.11	49.54	75.11
Net charge-offs to average loans	0.26	0.17	0.17	0.87	0.57	0.20	0.53